PRESS RELEASE

================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith-intl.com

For Release

Monday, October 19, 1998


Contact:  John J. Kennedy
          Chief Financial Officer
          (281) 443-3370

                       SMITH INTERNATIONAL, INC. REPORTS
                             THIRD QUARTER EARNINGS

   HOUSTON, Texas (October 19, 1998)... Smith International, Inc. (NYSE, PSE:
SII) today announced third quarter earnings of $24.1 million, or 50 cents per share on a diluted basis, compared with net income of $32.4 million, or 67 cents per share on a diluted basis, in the third quarter of 1997. The Company reported revenues of $520.2 million for the third quarter of 1998, a 7 percent decrease over the revenues for the third quarter of 1997. The average worldwide oil and gas drilling rig count declined by 21 percent over the same period. The revenue decline resulted from lower U.S. drilling activity and the impact of weather disturbances in the Gulf of Mexico.

   In the U.S. Gulf Coast area, Hurricanes Earl and Georges and Tropical Storms Hermine and Frances resulted in interruptions in drilling and producing activities during all or part of twenty-six days during the quarter. U.S. revenues declined by 21 percent from the third quarter of 1997 as a result of the weather problems and the lower U.S. rig count. Revenues grew in the quarter compared to the prior year quarter in Europe/Africa, Latin America and the Middle East, partially offsetting the impact of the weakness in U.S. drilling activity.

   For the nine months ended September 30, 1998, the Company reported net income of $50.1 million, or $1.04 per share on a diluted basis, on revenues of $1,656.9 million.

Excluding the after-tax impact of the merger and restructuring charge recorded in the second quarter, net earnings for the first nine months of 1998 were $87.4 million or $1.81 per share on a diluted basis. Earnings for the comparable period of the prior year, which have been restated for the Wilson acquisition, were $85.3 million, or $1.78 per share on a diluted basis, on revenues of $1,580.1 million.

   Revenues for the M-I Fluids unit decreased 3 percent to $209.4 million. The revenue decline over the third quarter of the prior year was primarily due to the impact of weather-related disturbances on U.S. drilling activity in the Gulf of Mexico. Revenues also declined in Venezuela as a result of a 43 percent decline in drilling activity from the prior year quarter.

   M-I SWACO reported revenues of $39.2 million, a 15 percent increase over the third quarter of 1997. Revenues from the addition of the Safeguard and DSR operations accounted for the quarter-to-quarter growth. Excluding acquisitions, revenues declined by 7 percent compared to the prior year quarter, primarily as a result of lower Venezuelan and Canadian activity levels. M-I SWACO revenues were also impacted by the weather-related disturbances in the Gulf of Mexico.

   Smith Bits' revenues were $71.8 million for the third quarter, a 16 percent decrease over the comparable period of the prior year. Petroleum three-cone bit revenues for the quarter were impacted by the 28 percent decrease in North American drilling activity. Strong demand for larger size diamond bits resulted in an increase of 8 percent in diamond bit revenues over the prior year quarter.

   Smith Drilling & Completions increased revenues to $82.8 million, a 5 percent increase over the third quarter of 1997. Acquired operations accounted for the growth as revenues excluding acquisitions were comparable with the third quarter of 1997. Increased Middle East and Latin American revenues offset the decline in the U.S.

   Wilson Supply revenues were $117.1 million for the third quarter, a 21 percent decrease over the comparable period of the prior year. Lower branch and tubular sales, due to the previously discussed decrease in U.S. drilling activity, accounted for the quarter-to-quarter decline.

   Commenting on the results, Chairman and CEO, Doug Rock stated, "Given the current market situation, we've moved quickly to adjust our cost structure. Our annualized revenue per employee for the third quarter increased from the second quarter of 1998 by three percent. Our strategy of providing consumable products and services directly to the end user is allowing us to weather this industry downturn."

   Loren Carroll, Executive Vice President also noted that, "We are pleased that our gross margin has remained flat with the third quarter of 1997. Operating expenses decreased through the quarter as cost reduction measures were implemented. Our working capital and capital expenditures declined from prior quarter levels resulting in improved cash flow. Excluding the impact of the second quarter charge, year-to-date operating cash flow, consisting of earnings before interest, taxes and minority interest plus deprecation and amortization, after reduction for the effect of minority interest, totaled $206.1 million or $4.27 per share. Operating cash flow increased 16 percent over the amount for the comparable period of the prior year."

   Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration, production and petrochemical industries through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson Supply.

   Unaudited financial highlights follow:

                           SMITH INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (Unaudited)


                                                   Three Months Ended           Nine Months Ended
                                                     September 30,                September 30,
                                                -----------------------    -------------------------
                                                   1998         1997           1998          1997
                                                ----------    ---------    ------------   ----------
                                                              (Restated)                  (Restated)
Revenues  . . . . . . . . . . . . . . . .        $ 520,209     $ 561,854     $1,656,891    $1,580,076

Costs and expenses:
  Cost of revenues  . . . . . . . . . . .          365,644       393,726      1,147,604     1,109,932
  Selling expenses  . . . . . . . . . . .           84,283        80,921        257,313       229,542
  General and administrative expenses . .           18,313        21,795         60,914        65,170
  Merger and restructuring costs  . . . .                -             -         55,000             -
                                                 ---------     ---------     ----------    ----------
    Total cost and expenses   . . . . . .          468,240       496,442      1,520,831     1,404,644
                                                 ---------     ---------     ----------    ----------

Earnings before interest and taxes  . . .           51,969        65,412        136,060       175,432

Interest expense, net . . . . . . . . . .           11,388         7,845         30,314        20,725
                                                 ---------     ---------     ----------    ----------

Income before income taxes and
  minority interests  . . . . . . . . . .           40,581        57,567        105,746       154,707

Income tax provision  . . . . . . . . . .           12,515        15,639         34,151        41,111
                                                 ---------     ---------     ----------    ----------

Income before minority interests  . . . .           28,066        41,928         71,595       113,596


Minority interests  . . . . . . . . . . .            4,013         9,534         21,457        28,271
                                                 ---------     ---------     ----------    ----------

Net income  . . . . . . . . . . . . . . .        $  24,053     $  32,394     $   50,138    $   85,325
                                                 =========     =========     ==========    ==========

Earnings per share:
  Basic   . . . . . . . . . . . . . . . .        $    0.50     $    0.68     $     1.05    $     1.80
                                                 =========     =========     ==========    ==========
  Diluted   . . . . . . . . . . . . . . .        $    0.50     $    0.67     $     1.04    $     1.78
                                                 =========     =========     ==========    ==========

Weighted average shares outstanding:
  Basic   . . . . . . . . . . . . . . . .           48,129        47,537         47,833        47,486
  Diluted   . . . . . . . . . . . . . . .           48,411        48,133         48,258        48,058

OTHER DATA:
Depreciation and Amortization . . . . . .        $  17,676     $  15,142     $   51,696    $   41,321
                                                 =========     =========     ==========    ==========
Capital Spending (a)  . . . . . . . . . .        $  25,651     $  34,426     $   93,033    $   78,352
                                                 =========     =========     ==========    ==========





NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $80.3 million for the first nine months of 1998. Restated net capital spending for the first nine months of 1997 was $68.5 million.

                          SMITH INTERNATIONAL, INC.
                               REVENUE ANALYSIS
                              ($'S IN THOUSANDS)
                                 (UNAUDITED)


                                                                       THREE MONTHS
                                                                    ENDED SEPTEMBER 30,
                                                          ------------------------------------------
                                                              1998                         1997
                                                          ------------                --------------
                                                                                        (RESTATED)
M-I FLUIDS                                                   $209,436                     $215,120

M-I SWACO                                                      39,185                       34,089

SMITH BITS                                                     71,769                       85,224

SMITH DRILLING & COMPLETIONS                                   82,762                       79,073


WILSON SUPPLY                                                 117,057                      148,348
                                                          -----------                  -----------
TOTAL                                                        $520,209                     $561,854
                                                          ===========                  ===========

                                                                       NINE MONTHS
                                                                    ENDED SEPTEMBER 30,
                                                          ----------------------------------------
                                                              1998                        1997
                                                          -----------                 ------------
                                                                                       (Restated)
M-I FLUIDS                                                   $664,905                     $635,935

M-I SWACO                                                     112,374                       93,499

SMITH BITS                                                    242,948                      240,752

SMITH DRILLING & COMPLETIONS                                  255,384                      212,161

WILSON SUPPLY                                                 381,280                      397,729

                                                          -----------                  -----------
TOTAL                                                      $1,656,891                   $1,580,076
                                                          ===========                  ===========